Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of American International Holdings Corp. (the “Company”) on Form S-8 (File No. 333-236882), of our report dated June 9, 2023, with respect our audits of the consolidated financial statements of the Company as of December 31, 2022, and for the year ended December 31, 2022, which report is included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2022.

/s/ Turner, Stone & Company, L.L.P.
Turner, Stone & Company, L.L.P.
Dallas, Texas